UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
 September 9, 2009
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) Departure of Director.
     On September 9, 2009, Morgan Jones informed the Board of Directors that he would not be standing for re-election at Finisar’s 2010 annual meeting of stockholders. Mr. Jones, a former director of Optium Corporation, joined the Finisar Board upon the completion of Finisar’s combination with Optium in August 2008.
(e) Changes in Executive Officer Compensation Arrangements.
     On September 9, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Finisar Corporation (“Finisar”) determined to reverse the 10% reduction in executive officer salaries that was implemented on February 2, 2009. The reversal of the previous reduction will be effective November 2, 2009, concurrently with the reversal of broad-based 10% salary reductions affecting most of Finisar’s U.S.-based employees. Effective November 2, 2009, the base salaries of the Finisar named executive officers will be restored to the levels set forth below:

Name	Title	Base Salary
Jerry S. Rawls	Chairman of the Board	$444,000
Eitan Gertel	Chief Executive Officer	$444,000
Joseph A. Young	Senior Vice President, Operations and Engineering	$355,000
Mark Colyar	Senior Vice President, Operations and Engineering	$282,150
Stephen K. Workman	Senior Vice President, Finance, and Chief Financial Officer	$272,000
     In addition, on September 9, 2009, the Compensation Committee adopted an executive officer bonus plan for the fiscal year ending April 30, 2010 (the “FY10 Plan”). Under the FY10 Plan, each executive officer will be eligible to receive a cash bonus of up to 100% of the executive officer’s annual base salary. The amount, if any, of an executive officer’s annual bonus under the FY10 Plan will be based 70% on the percentage increase of Finisar’s operating cash flow in fiscal 2010 over the previous fiscal year and 30% on a discretionary determination by the Compensation Committee of the applicable executive officer’s performance and achievement of individual goals for the fiscal year. In addition, notwithstanding the achievement of increased operating cash flow and/or individual performance goals, no executive officer will be entitled to a bonus under the FY10 Plan unless cash bonuses are granted generally to non-executive officer employees with respect to the fiscal year ending April 30, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 15, 2009

Finisar Corporation
By:	/s/ Christopher E. Brown
Christopher E. Brown
Vice President, General Counsel and Secretary

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